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                                                                    Exhibit 99.1
Cincinnati, Ohio
Wednesday, March 1, 2000

                   CROWN VANTAGE REACHES AGREEMENT REGARDING
                             ADDITIONAL LIQUIDITY

                       Company to Seek Recapitalization

Cincinnati, Ohio - March 1, 2000 - Crown Vantage (OTC Bulletin Board: CVAN), an international manufacturer and marketer of specialized papers for printing, publishing, packaging and converting, announced today that the Company has reached an agreement with a new third party lender to provide additional financing through the Company's current bank credit agreement. Crown Vantage said the additional financing will provide the Company with $26 million in incremental liquidity under its bank credit facility. The financing remains subject to certain conditions, including continuing due diligence.

Crown Vantage said that its bank lenders have waived until March 10, 2000, a default under the Company's credit agreement that otherwise would have occurred. The waiver applies to a tangible net worth covenant. Crown Vantage is discussing with its bank lenders, and expects to receive in conjunction with final approval of the new financing, an amendment to its credit facility that would cover the balance of the year.

The implementation of the additional financing is expected to occur in two stages. The first, to provide approximately $14 million of additional liquidity, is expected to occur on or about March 3, 2000; the remainder is expected to be available on or about March 10, 2000.

Under the terms of the Company's outstanding Senior Subordinated Notes, an interest payment of approximately $13.75 million is scheduled to be made on March 1, 2000. Under the terms of the indenture governing the Senior Subordinated Notes, a default under the Senior Subordinated Notes would not occur until 30 days after the date initially scheduled for the interest payment. The Company has elected to avail itself of the grace period in the indenture for the Senior Subordinated Notes until at least the receipt of the second phase of the additional liquidity through the bank and credit agreement.

Crown Vantage has taken significant steps to streamline its operations and improve its financial performance through the retention of new management, the sale of assets and the closing of unprofitable facilities.

In addition, Crown Vantage said that it retained the investment banking firm Peter J. Solomon Co. in the fall of 1999 in order to assist management in analyzing and developing strategic alternatives to recapitalize the Company. The Company said that such alternatives may include the sale of some or all of the Company's assets and/or a comprehensive financial restructuring of the Company. Crown Vantage is currently in discussions with a third party with respect to a recapitalization of the Company. There can be no assurances that such discussions will result in a transaction.

"While we have made significant strides, we need to accelerate the restructuring of our operations and continue to improve performance," said Robert Olah, president and chief executive officer of Crown Vantage. "Furthermore, our capital structure reduces our flexibility and makes it difficult to attract fresh capital necessary to grow the business. We believe it is in the best interest of the Company to address our nearer-term capital requirements and reduce our long-term indebtedness."

                                     More
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Crown Vantage is one of the world's leading manufacturers of value-added papers for printing, publishing and specialty packaging. With nine mills internationally, the Company has capacity to manufacturer more than 750,000 tons of specialty papers per year. The Company's diverse products are tailored for the special needs of target markets. End users include specialty magazines and catalogs, financial printing and corporate communications, packaging and product labels, coffee filters and disposable medical garments - and hundreds more. For more information, visit www.crownvantage.com.
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Safe Harbor Statement: This news release contains certain forward-looking statements concerning Crown Vantage's positioning for the future. As required by the Private Securities Litigation Reform Act of 1995, the company advises that forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those stated or inferred. These could include the failure of Crown Vantage to improve financial results or to maintain liquidity; the ability of the company to obtain liquidity; the ability of the company to close on a recapitalization; the inability of the company to successfully amend debt covenants for fiscal 2000; sudden marketing changes in product pricing or the cost of raw materials; failure of the company to successfully implement its value-added marketing strategy or other uncertainties listed from time to time in the company's filings with the SEC.


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